UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Deluxe Corporation
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April 9, 2024

Dear Deluxe shareholders:

Deluxe Corporation (referred to as Deluxe, we, or the Company) is providing the following supplemental information regarding the Compensation Discussion and Analysis (CD&A) included in the Company’s proxy statement (Proxy Statement) for the 2024 Annual Meeting of Shareholders to be held on April 25, 2024. Based on the factors described in the Proxy Statement and the additional information set forth in this supplement, on behalf of the Board of Directors and the Board’s Compensation and Talent Committee (the Committee), we are reaffirming our recommendation that you vote “FOR” Proposal 2 — the advisory vote to approve the compensation of our named executive officers.

In summary, this supplemental filing adds the following key insights to the CD&A:

•	Financial reconciliation showing the target metrics for our 2023 annual cash incentive plan (AIP) were set at a level that required year-over-year growth of our continuing business; and

•	Rationale for the increase in our CEO’s 2023 long-term equity incentive grant, and a commitment that his target compensation, including base salary, target cash incentive, and long-term equity, will not increase in 2024.

This supplemental information further highlights how the Committee structures our compensation programs to motivate effective executive performance aligned with the interests of our shareholders. In keeping with our pay for performance philosophy, the Committee designed our compensation program to ensure that the realized value our executives receive is closely aligned with Company performance. When making compensation decisions for our NEOs, the Committee’s approach is focused on linking executive compensation to Company performance while utilizing both peer company comparators and salary survey data. To support our business growth and talent strategy, we incorporate multiple inputs when making compensation decisions, rather than applying a strictly formulaic approach, and consider a variety of factors particular to each executive’s situation, including our firsthand experience with the competition for recruiting and retaining executives and comparative market data, among other factors. The Committee generally targets each element of compensation in the median range of our competitive market, adjusted for the Company’s size. The Committee designs the executive pay mix to ensure that a significant percentage of total direct compensation is performance-based, with a mix of annual and long-term incentive awards, and the components of our 2023 compensation package included base salary, annual cash incentives, long-term equity incentives and retirement benefits.

The performance metrics for our 2023 AIP were set at a level that required year-over-year growth of our continuing business. The AIP is designed to reward achievement of specified financial performance goals that we consider important contributors to shareholder value and that are generally based on our Annual Operating Plan. The targets set for the 2023 AIP reflect the recent divestitures that have been made in furtherance of our strategic plan, and as recently described in our Form 10-K: “During the past 2 years, we made strategic decisions to exit certain of our businesses. During 2022, we sold our Data Solutions Australian web hosting business, as well as our Promotional Solutions strategic sourcing and retail packaging businesses. During 2023, we sold our North American web hosting and logo design businesses, completing our exit from the web hosting space. Also during 2023, we executed agreements to exit our Payments payroll and human resources services business by allowing for the conversion of our U.S. and Canadian customers to other service providers. We expect these conversions will be completed during 2024.”

After reducing 2022 revenue for business exits, the Committee’s 2023 revenue target of $2.207 billion reflected a 1% growth goal. As set out in Annex A to the Proxy Statement, our 2022 non-GAAP reconciled revenue was $2.186 billion, reflecting an adjustment of $52 million for business exits. Actual 2023 performance fell short of the target by $15 million, and the resulting revenue performance payout was 95.6%. Similarly, on a comparable adjusted basis, the Committee set a goal of approximately 1% growth for 2023 EBITDA. As set out in Annex A to the Proxy Statement, our 2022 non-GAAP reconciled comparable adjusted EBITDA was $404 million, reflecting an adjustment of $14 million for business exits. Actual 2023 EBITDA performance achieved was $417 million, reflecting growth of 3% on a comparable adjusted basis, resulting in a performance payout of 117.8%. The Committee believes these goals were set at a challenging level that would be attainable only as a result of exceptional performance in order to drive the achievement of our short- and long-term objectives.

The 2023 increase in our CEO’s long-term incentive opportunity was made following a review of a number of inputs, including individual and Company performance and market data, and resulted in a total pay mix more closely aligned with our peer group. Consistent with the compensation philosophy described above and in the Proxy Statement, the Committee considers a variety of factors particular to our CEO’s situation when setting his target compensation package. As set forth in the Summary Compensation Table in the Proxy Statement, Mr. McCarthy’s total reported compensation was lower in 2023 than in either of the previous two years and, looking-forward, Mr. McCarthy did not receive an increase in pay opportunity for 2024. As part of the 2023 compensation package, Mr. McCarthy’s long-term incentive opportunity increased as a result of the Committee’s review of the factors described above. Notably, our CEO’s compensation was below the 25th percentile of the peer group reviewed by the Committee, and the Committee believed an increase in the equity opportunities under the compensation program would better align Mr. McCarthy with investor priorities and Company performance, while promoting retention of our executive leadership. Even after this increase, Mr. McCarthy’s compensation is still below the peer group median. For the CEO’s long-term incentive awards, the Committee maintained a 50/50 mix of restricted stock units and performance stock units (PSUs) for the 2023 annual long-term equity incentive awards. Underscoring the performance nature of these long-term incentive awards, these awards have resulted in low payouts over recent performance periods, as described in the Proxy Statement and reflected as a 22% reduction from target pay to realizable pay over the past three years.

Our 2023 long-term equity incentive grants include 50% PSUs, which help provide incentives to grow revenue and cash flow and reward stock performance on both an absolute basis and relative to peers, and which have goals consistent with our long-range strategic plan. The metrics for the PSUs are weighted equally between three-year cumulative revenue and three-year cumulative free cash flow targets, with final payout results for both metrics subject to a relative TSR modifier. Consistent with historical practices, and for competitive reasons given the tie to our operating plan, we will continue to provide complete disclosure of the specific target levels at the end of the relevant performance period. The Committee believes that these PSUs provide an opportunity to further align the interests of our executives with those of the shareholders, while providing an at-risk compensation element that is designed to only payout upon meeting rigorous performance targets.

We strongly encourage our shareholders to vote “FOR” the advisory vote on executive compensation in accordance with the recommendation of our Board of Directors.

On behalf of the Board and the entire Deluxe team, we thank you for your continued investment in Deluxe, and we thank you for your continued support through our transformation to a modern payments and data company.

Sincerely,

Cheryl Mayberry McKissick	Paul R. Garcia
Chair of the Board of Directors	Compensation and Talent Committee Chair

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